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                                                                       EXHIBIT 6

                    [ML LIFE INSURANCE COMPANY OF NEW YORK]

                                                                  April 25, 2001

Board of Directors
ML Life Insurance Company of New York
100 Church Street, 11th Floor
New York, NY 10080-6511

To The Board of Directors:

    This opinion is furnished in connection with the filing of Post-Effective Amendment No. 10 to the Registration Statement on Form S-6 (the "Registration Statement") (File No. 33-51794) which covers premiums received under certain flexible premium variable life insurance contracts ("Contracts" or "Contract") issued by ML Life Insurance Company of New York (the "Company").

    The Prospectus included in the Registration Statement describes Contracts which are issued by the Company. The Contract forms were reviewed under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

    1. The illustrations of death benefits, investment base, cash surrender values and accumulated premiums included in the Registration Statement for the Contract and based on the assumptions stated in the illustrations, are consistent with the provision of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for the ages and sexes shown, than to prospective purchasers of a Contract for other ages and sex.

    2. The table of illustrative net single premium factors included in the "Death Benefit Proceeds" section is consistent with the provision of the Contract.

    3. The information with respect to the Contract contained in (i) the illustrations of the change in face amount included in the "Additional Payments" sections of the Examples, (ii) the illustrations of a change in Guarantee Period included in the "Changing the Face Amount" section of the Examples and (iii) the illustrations of the changes in face amount included in the "Partial Withdrawals" section of the Examples, based in the assumptions specified, are consistent with the provisions of the Contract.

    I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.

                                        Very truly yours,

                                        /s/ DEBORAH J. ADLER
                                        ----------------------------------------
                                        Deborah J. Adler, FSA, MAAA
                                        VICE PRESIDENT AND CHIEF ACTUARY